Exhibit 3.1

[THE FOLLOWING COMPOSITE FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE ENSIGN GROUP, INC. (THE “CORPORATION”) REFLECTS THE PROVISIONS OF THE FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION FILED WITH THE DELAWARE SECRETARY OF STATE ON NOVEMBER 15, 2007, AND ALL AMENDMENTS THERETO FILED WITH THE DELAWARE SECRETARY OF STATE THROUGH MAY 23, 2024, BUT IS NOT AN AMENDMENT AND/OR FURTHER RESTATEMENT THEREOF]

FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
THE ENSIGN GROUP, INC.

The undersigned, Christopher R. Christensen and Gregory K. Stapley, hereby certify that:
FIRST: They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of The Ensign Group, Inc., a Delaware corporation (the “Corporation”).
SECOND: The Certificate of Incorporation of the Corporation was originally filed in the Office of the Secretary of the State of Delaware on May 27, 1999.
THIRD: The Amended and Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of the State of Delaware on August 9, 2000; the Second Amended and Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of the State of Delaware on April 23, 2001; the Third Amended and Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of the State of Delaware on April 28, 2004; the Fourth Amended and Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of the State of Delaware on September 26, 2005; and a Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation was filed in the Office of the Secretary of State of Delaware on October 18, 2007.
FOURTH: The Fourth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
The name of the Corporation is The Ensign Group, Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904. The name of the Corporation’s registered agent at that address is National Registered Agents, Inc.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law (“DGCL”), as amended from time to time.
ARTICLE IV
The total number of shares of capital stock the Corporation is authorized to issue is One Hundred Fifty One Million (151,000,000) shares, consisting of One Hundred Fifty Million (150,000,000) shares of common stock, par value $0.001 per share (the ”Common Stock”), and One Million (1,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”).
A. The holders of shares of the Common Stock shall be entitled to vote on all matters to be voted on by the stockholders of the Corporation and shall be entitled to one vote for each share thereof held of record.

B. The Preferred Stock may be issued from time to time by the board of directors as shares of one or more classes or series, without further stockholder approval. Subject to the provisions hereof and the limitations prescribed by law, the board of directors is expressly authorized, by adopting resolutions providing for the issuance of shares of any particular class or series and, if and to the extent from time to time required by law, by filing with the Delaware Secretary of State a certificate setting forth the resolutions so adopted pursuant to the DGCL, to establish the number of shares to be included in each such class or series and to fix the designation and relative powers, including voting powers (which may be full, limited or non-voting powers), preferences, rights, qualifications and limitations and restrictions thereof, relating to the shares of each such class or series. The rights, privileges, preferences and restrictions of any such additional class or series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The board of directors is also authorized to increase or decrease the number of authorized shares of any class or series of Preferred Stock prior or subsequent to the issue of that class or series, but not below the number of shares of such class or series then outstanding. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.
The authority of the board of directors with respect to each class or series shall include, but not be limited to, determination of the following:
(i) the distinctive class or serial designation of such class or series and the number of shares constituting such class or series;
(ii) the annual dividend rate on shares of such class or series, if any, whether dividends shall be cumulative and, if so, from which date or dates;
(iii) whether the shares of such class or series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(iv) the obligation, if any, of the Corporation to retire shares of such class or series pursuant to a sinking fund;
(v) whether shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;
(vi) whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;
(vii) the rights of the shares of such class or series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and
(viii) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such class or series.
ARTICLE V
The number of directors to constitute the whole board of directors shall be such number (not less than four nor more than nine) as shall be fixed from time to time by resolution of the board of directors adopted by such vote as may be required in the bylaws. The board of directors shall be divided into three classes as nearly equal in number as may be feasible, hereby designated as Class I, Class II and Class III, with the term of office of one class expiring each year. For the purposes hereof, the initial Class I, Class II and Class III directors shall be so designated by a resolution of the board of directors. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected, or until his or her earlier death, resignation or removal; provided, however, that the directors first elected to Class I shall serve for a term ending on the Corporation’s first annual meeting of stockholders following the effectiveness of this Fifth Amended and Restated Certificate of Incorporation, the directors first elected to Class II shall serve for a term ending on the Corporation’s second annual meeting of stockholders following the effectiveness of this Fifth Amended and Restated Certificate of Incorporation, and the directors first elected to Class III shall serve for a term ending on the Corporation’s third annual meeting of stockholders following the effectiveness of this Fifth Amended and Restated Certificate of Incorporation. Subject to the rights, if any, of the holders of any Preferred Stock then outstanding, any vacancy in the board of directors, whether because of death, resignation, disqualification, an increase in the authorized number of directors, removal, or any other cause, may be filled by a vote of the majority of the remaining directors, although less than a quorum, or by a sole remaining director. When the board of directors fills a vacancy, the director chosen to fill that vacancy shall complete the term of the director he or she succeeds (or shall complete the term of the class of directors in which the new directorship was created) and shall hold office until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office. Directors shall continue in office until others are elected and qualified in their stead, or until their earlier death, resignation or removal. When the number of directors is changed, each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, and any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as may be feasible. Any director or the entire board of directors may be removed at any time by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors, but only for cause.
Advance notice of stockholder nominations for the election of members of the board of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.
Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
ARTICLE VI
To the extent permitted by law, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if: (i) a consent in writing, setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present, and (ii) such action has been earlier approved by the board of directors. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Special meetings of stockholders may be called only by the Chairman of the Board or the Chief Executive Officer or by the board of directors acting pursuant to a resolution adopted by a majority of the board of directors.
ARTICLE VII
In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to adopt, amend, alter and repeal from time to time the bylaws of the Corporation by majority vote of all directors except that any provision of the bylaws requiring, for board action, a vote of greater than a majority of the board shall not be amended, altered or repealed except by such supermajority vote. The stockholders of the Corporation may only adopt, amend or repeal bylaws with the affirmative vote of the holders of at least a majority of the voting power of all of the shares of the Common Stock outstanding and entitled to vote thereon.
ARTICLE VIII
The Corporation reserves the right to amend this Fifth Amended and Restated Certificate of Incorporation in any manner provided herein or permitted by the DGCL, and all rights and powers, if any, conferred herein on stockholders, directors and officers are subject to the reserved power. Notwithstanding the foregoing, without the affirmative vote of the holders of record of a majority of the voting power of all of the shares of the Common Stock outstanding entitled to vote thereon, the Corporation shall not alter, amend or repeal Article V, Article VI or Article VIII, of this Certificate of Incorporation or the provisions of Article IV providing for undesignated Preferred Stock.

ARTICLE IX
A. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. For purposes of this Article IX, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as the same exists or as may hereafter be amended.
B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation, or any predecessor to the Corporation.
C. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
FIFTH: This Fifth Amended and Restated Certificate of Incorporation has been duly approved by the board of directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.
SIXTH: This Fifth Amended and Restated Certificate of Incorporation has been duly approved, in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, by the written consent of the holders of the requisite number of the shares of outstanding Common Stock and the requisite number of the shares of outstanding stock of each class of stock entitled to vote thereon as a class and the requisite number of the shares of outstanding stock of each series of Preferred Stock, and written notice of such action will be given to the holders of such shares who did not so consent, in each case in accordance with Section 228 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, The Ensign Group, Inc. has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and Secretary on this 15th day of November, 2007.

THE ENSIGN GROUP, INC.

/s/ Christopher R. Christensen
By:	Christopher R. Christensen, Chief Executive Officer

/s/ Gregory K. Stapley
By:	Gregory K. Stapley, Secretary